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                                                                   EXHIBIT 23(C)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Premier Parks Inc.:


    We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. and Six Flags Entertainment Corporation of our report dated February 23, 1998, relating to the consolidated balance sheets of Premier Parks Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the registration statement on Form S-3 of Premier Parks Inc. (Registration No. 333-46167) and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                           KPMG Peat Marwick LLP


Oklahoma City, Oklahoma
March 23, 1998